Exhibit 99.1

Hyperscale Data’s Subsidiary Omnipresent Robotics Enters into an Agreement Providing for the Acquisition of Robots from AGIBOT and Related Developments

Omnipresent Robotics Expects to Begin Initial Michigan Deployment of up to 143 AGIBOT Intelligent Robots

Robots to Support Domestic Teleoperation, VLA Data Processing, Embodied AI training, and Expansion of Michigan Workforce

LAS VEGAS--(PR NEWSWIRE) – May 11, 2026 – Hyperscale Data, Inc. (NYSE American: GPUS), an artificial intelligence (“AI”) data center company anchored by Bitcoin (“Hyperscale Data” or the “Company”), today announced that its wholly owned subsidiary Omnipresent Robotics, LLC (“Omnipresent”) has entered into an agreement referred to as an Appendix (the “Appendix”) with AGIBOT PTE. LTD., a company based in Singapore (“AGIBOT”), which supplements and formalizes that certain Partner Agreement, which effectively constituted a memorandum of understanding at the time of its execution, and was entered into by the foregoing parties on April 15, 2026 (the “Partner Agreement”).

Pursuant to the Appendix and Partner Agreement, AGIBOT agreed to sell up to 143 intelligent robot products to Omnipresent, authorize Omnipresent to resell such products under Omnipresent’s brand, and assist Omnipresent in establishing a robotics data collection center at Hyperscale Data’s Michigan Data Center (the “Facility”), with units on order pursuant to fully executed purchase orders with AGIBOT as well as the producer of robotics components with a company located in China that is affiliated with AGIBOT.

Approximately 100,000 square feet within the Company’s existing 617,000 square foot Facility has been allocated to robotics operations, teleoperation bays and embodied AI training activities. The site is expected to serve as Omnipresent’s U.S. hub for generating real-world robotics datasets, processing vision-language-action (“VLA”) model data within the United States, and developing the operator workforce needed to support the scaling of embodied AI applications.

Hyperscale Data expects the deployment to support model training, robotics learning, industrial automation, security applications and large-scale dataset generation for next-generation AI systems. Omnipresent expects to continue expanding its Michigan workforce across teleoperation, data labeling, engineering and operational support roles as additional systems come online.

“We are moving from planning into active deployment as agreements are signed, robots are on order, and infrastructure is being prepared in Michigan,” said Milton “Todd” Ault III, Executive Chairman of Hyperscale Data. “We believe embodied AI will drive substantial long-term demand for compute, simulation and real-world data generation. Our objective is to help build that ecosystem domestically while expanding high-skilled operational and engineering roles in Michigan.”

“We are transitioning from build-out toward operational deployment,” said William B. Horne, Chief Executive Officer of Hyperscale Data. “Each robot deployed in Michigan becomes another source of physical-world data for VLA and embodied AI models, with that data collected, processed and trained on within the United States. We believe this infrastructure can support a broad range of future AI and robotics applications.”

The Company believes that the Facility provides existing power infrastructure, available industrial space and proximity to engineering and manufacturing talent that may support future expansion opportunities.

The Company expects Omnipresent’s contemplated Michigan operations to support a growing range of commercial opportunities, including robotics-as-a-service offerings, AI training partnerships and third-party data collection programs. The deployment builds upon Omnipresent’s previously announced relationship with AGIBOT.

There can be no assurance regarding deployment timing, commercialization, customer adoption, future revenues, or the ultimate success of the Company’s robotics initiatives.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiary Sentinum, Inc., Hyperscale Data owns and operates a data center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s other wholly owned subsidiary, Ault Capital Group, Inc. (“ACG”), is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data currently expects the divestiture of ACG (the “Divestiture”) to occur in the second quarter of 2027. Upon the occurrence of the Divestiture, the Company would be an owner and operator of data centers to support high-performance computing services, as well as a holder of the digital assets. Until the Divestiture occurs, the Company will continue to provide, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an AI software platform, equipment rental services, defense/aerospace, industrial, automotive and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through Ault Lending, LLC, a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

On December 23, 2024, the Company issued one million (1,000,000) shares of a newly designated Series F Exchangeable Preferred Stock (the “Series F Preferred Stock”) to all common stockholders and holders of the Series C Preferred Stock on an as-converted basis. The Divestiture will occur through the voluntary exchange of the Series F Preferred Stock for shares of Class A Common Stock and Class B Common Stock of ACG (collectively, the “ACG Shares”). The Company reminds its stockholders that only those holders of the Series F Preferred Stock who agree to surrender such shares, and do not properly withdraw such surrender, in the exchange offer through which the Divestiture will occur, will be entitled to receive the ACG Shares and consequently be shareholders of ACG upon the occurrence of the Divestiture.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235